                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                      CRESCENT REAL ESTATE EQUITIES COMPANY
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      [X] No fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

                      CRESCENT REAL ESTATE EQUITIES COMPANY

                           777 Main Street, Suite 2100

                             Fort Worth, Texas 76102

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held June 28, 2004

      The Annual Meeting of Shareholders (the "Meeting") of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on June 28, 2004, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

      1. To elect two trust managers of the Company to serve three-year terms, or until their respective successors are elected and qualified.

      2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004.

      3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement, which is attached and made a part of this Notice.

      The Board of Trust Managers has fixed the close of business on April 29, 2004, as the record date for determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

      Shareholders are cordially invited to attend the Meeting in person.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE BY INTERNET. INSTRUCTIONS REGARDING INTERNET VOTING ARE INCLUDED ON THE ENCLOSED PROXY CARD. IF YOU SEND IN YOUR PROXY CARD OR VOTE BY INTERNET AND THEN DECIDE TO ATTEND THE MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                        By Order of the Board of Trust Managers,

May 28, 2004                            David M. Dean
Fort Worth, Texas                       Secretary

                      CRESCENT REAL ESTATE EQUITIES COMPANY

                           777 Main Street, Suite 2100
                             Fort Worth, Texas 76102

                                 ---------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On June 28, 2004

      This Proxy Statement is furnished to shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the solicitation of proxies by its board of trust managers (the "Board of Trust Managers" or the "Board") on behalf of the Company for use at the 2004 Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, on Monday, June 28, 2004, at 10:00 a.m., Central Daylight Savings Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders on or about June 4, 2004.

      The Company owns its assets and conducts its operations through Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and its other subsidiaries. The sole general partner of the Operating Partnership is Crescent Real Estate Equities, Ltd., a Delaware corporation (the "General Partner"), which is a wholly owned subsidiary of the Company.

                                TABLE OF CONTENTS

Information about the 2004 Annual Meeting and Voting.........................        2
Proposal Number 1 - Election of Trust Managers...............................        3
Proposal Number 2 - Ratification of Appointment of Independent Auditors......        3
Trust Managers and Executive Officers........................................        5
Share Ownership..............................................................       11
Executive Compensation.......................................................       13
Report of the Executive Compensation Committee...............................       18
Report of Audit Committee....................................................       21
Certain Relationships and Related Transactions...............................       23
Other Information............................................................       26
Appendix A - Audit Committee Charter.........................................      A-1

              INFORMATION ABOUT THE 2004 ANNUAL MEETING AND VOTING

RECORD DATE AND OUTSTANDING CAPITAL SHARES

      The record date for determination of the shareholders entitled to notice of and to vote at the Meeting is the close of business on April 29, 2004 (the "Record Date"). At the close of business on the Record Date, 99,322,151 of the Company's common shares of beneficial interest, par value $.01 per share (the "Common Shares"), were issued, outstanding and entitled to vote at the Meeting.

PROCEDURAL MATTERS

      Any proxy, if received in time, properly signed and not revoked, will be voted at the Meeting in accordance with the directions of the shareholder. If no directions are specified, the proxy will be voted FOR Proposals 1 and 2 (Items 1 and 2 on the proxy card). If any other matter or business is brought before the Meeting or any adjournment thereof, the proxy holders may vote the proxy in their discretion. The Board of Trust Managers does not know of any such matter or business to be presented for consideration.

      A proxy may be revoked by (i) delivering a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) presenting at the Meeting a subsequent proxy executed by the person executing the prior proxy, or (iii) attending the Meeting and voting in person.

QUORUM AND VOTING

      The presence, in person or by proxy, of the holders of a majority of the Common Shares outstanding and entitled to vote as of the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting. In deciding all questions, a holder of Common Shares is entitled to one vote, in person or by proxy, for each Common Share held in such holder's name on the Record Date.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

      The vote required to elect the nominees as trust managers (Proposal Number
1) and to ratify appointment of independent auditors (Proposal Number 2) is a majority of the votes cast at the Meeting by the holders of Common Shares entitled to vote on such matter. Common Shares held by shareholders present at the Meeting in person who do not vote and ballots marked "abstain," "against" or "withhold authority" will be counted as present at the Meeting for quorum purposes. Under the Company's Restated Declaration of Trust, as amended (the "Declaration of Trust"), Second Amended and Restated Bylaws, (the "Bylaws"), and applicable law, abstentions constitute votes cast but broker non-votes do not. As a result, ballots marked "withhold authority" with respect to the election of the trust managers or "abstain" with respect to the ratification of the appointment of independent auditors effectively constitute votes against those matters. Broker non-votes will have no effect on the outcome of the vote on either of the proposals. In the event that you hold your shares through the Company's 401(k) Plan and you elect not to vote your shares, the 401(k) Plan's Trustees will vote your undirected shares in the same proportion as those shares for which the Trustees received proper voting directions from the remaining 401(k) Plan participants.

COSTS OF PROXY SOLICITATION

      The Company will bear the cost of preparing, assembling and mailing the proxy material. Upon request, the Company will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Common Shares. In an effort to have as large a representation at the Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, facsimile, or mail by one or more employees of the General Partner, who will not receive any additional compensation in connection therewith.

                                PROPOSAL NUMBER 1
                           ELECTION OF TRUST MANAGERS

      The trust managers of the Company are divided into three classes, with the shareholders electing a portion of the trust managers annually. The trust managers whose terms will expire at the Meeting are Dennis H. Alberts and Terry
N. Worrell. Messrs. Alberts and Worrell have been nominated and have agreed to stand for election at the Meeting as trust managers, to hold office until the Annual Meeting of Shareholders in 2007, or until their respective successors are elected and qualified.

      The nominees who receive a majority of the votes cast by shareholders who are present in person or represented by proxy at the Meeting and entitled to vote on the election of trust managers will be elected as trust managers of the Company.

      THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR DENNIS H. ALBERTS AND TERRY N. WORRELL AS TRUST MANAGERS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2007, OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

      If either one or both of Mr. Alberts or Mr. Worrell becomes unable to serve as a trust manager for any reason, the Board of Trust Managers may designate a substitute nominee or nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, the Board may leave unfilled until a later time any vacant position or may reduce the number of trust managers on the Board of Trust Managers.

                                PROPOSAL NUMBER 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      On June 24, 2002, the Audit Committee of the Board of Trust Managers of the Company terminated the engagement of Arthur Andersen LLP as the Company's independent auditors, and engaged Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ended December 31, 2002.

      Arthur Andersen LLP's reports on the Company's Consolidated Financial Statements for each of the fiscal years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2001 and December 31, 2000, and through the date of termination of the engagement of Arthur Andersen LLP as the Company's independent auditors, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter in connection with its report on the Company's Consolidated Financial Statements for such years. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the fiscal years ended December 31, 2001 and December 31, 2000, and through the date of termination of the engagement of Arthur Andersen LLP as the Company's independent auditors, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's Consolidated Financial Statements, or any other matters or reportable events as set forth in Items 304 (a) (2) (i) or (ii) of Regulation S-K.

      A copy of Arthur Andersen LLP's letter dated June 25, 2002, stating that it has found no basis for disagreement with these statements, was filed as an exhibit to the Company's current report on Form 8-K filed with the Commission on June 26, 2002.

      The Audit Committee of the Board of Trust Managers of the Company believes that the Company should continue its relationship with Ernst & Young LLP and has appointed Ernst & Young LLP to continue as the Company's independent auditors for the fiscal year ending December 31, 2004. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter by shareholders present or represented by proxy at the Meeting and entitled to vote on the matter, then the Audit Committee of the Board of Trust Managers of the Company will reconsider its appointment of independent auditors. In this case, the Audit Committee, in its discretion, may continue the Company's relationship with Ernst & Young LLP. In addition, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee believes that such an appointment would be in the best interests of the Company's shareholders.

      A representative of Ernst & Young LLP is expected to be present at the Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

      Fiscal 2003 and 2002 Audit Firm Fee Summary. During fiscal years 2003 and 2002, the Company retained Ernst & Young LLP and Arthur Andersen LLP to provide services in the following categories and amounts:

                         FISCAL YEAR 2003         FISCAL YEAR 2002
                         ----------------   ----------------------------
                          ERNST & YOUNG     ERNST & YOUNG      ARTHUR
                               LLP               LLP        ANDERSON LLP
Audit Fees                  $1,342,500       $  868,000       $ 17,000
Audit Related Fees (1)         650,000          424,000        273,611
Tax Fees (2)                   858,500          341,000              -
All Other Fees                                                       -
                                 2,000(3)        75,000(4)
   Total                    $2,853,000       $1,708,000       $290,611

--------

(1) Audit related fees consist of audit fees for a significant unconsolidated subsidiary, fees incurred for consultation concerning financial accounting and reporting standards, comfort letters, and work performed in connection with SEC offerings and other filings.

(2)   Tax fees include tax consultation and federal and state tax compliance.

(3)   Represents tax software and stock option software.

(4)   Represents financial information systems design and implementation fees.

      Since Ernst & Young LLP was retained in 2002, the Audit Committee has approved in advance all fees paid to and services provided by Ernst & Young LLP. The Audit Committee of the Board of Trust Managers has considered those services provided by Ernst & Young LLP for the Company not provided in conjunction with the audit and review of its financial statements and has determined that such services are compatible with maintaining the independence of Ernst & Young LLP.

      THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004.

                      TRUST MANAGERS AND EXECUTIVE OFFICERS

      The Board of Trust Managers of the Company currently consists of eight members, divided into three classes serving staggered three-year terms. Set forth below is information with respect to the current eight trust managers of the Company, including the nominees, and the executive officers of the Company and the General Partner.

       NAME             TERM EXPIRES  AGE                     POSITION
       ----             ------------  ---                     --------
Richard E. Rainwater        2006       59   Chairman of the Board of Trust Managers of
                                            the Company

John C. Goff                2005       48   Vice Chairman of the Board of Trust
                                            Managers of the Company, Chief Executive
                                            Officer of the Company and the General
                                            Partner, and Sole Director of the General
                                            Partner

Dennis H. Alberts           2004       55   Trust Manager of the Company and President
                                            and Chief Operating Officer of the Company
                                            and the General Partner

Anthony M. Frank            2006       73   Trust Manager of the Company

William F. Quinn            2006       56   Trust Manager of the Company

Paul E. Rowsey, III         2005       49   Trust Manager of the Company

Robert W. Stallings         2005       55   Trust Manager of the Company

Terry N. Worrell            2004       59   Trust Manager of the Company

Kenneth S. Moczulski        N/A        52   President of Investments and Chief Investment
                                            Officer of the Company and the General
                                            Partner

Jane E. Mody                N/A        53   Executive Vice President, Capital Markets,
                                            of the Company and the General Partner

Jerry R. Crenshaw, Jr.      N/A        40   Executive Vice President and Chief
                                            Financial Officer of the Company and the
                                            General Partner

David M. Dean               N/A        43   Executive Vice President, Law and
                                            Administration, and Secretary of the
                                            Company  and the General Partner

Jane B. Page                N/A        43   Executive Vice President, Asset Management
                                            and Leasing, Houston Region, of the General
                                            Partner

John L. Zogg, Jr.           N/A        40   Senior Vice President, Asset Management and
                                            Leasing, Dallas Region, of the General
                                            Partner

Christopher T. Porter       N/A        38   Vice President and Treasurer of the Company
                                            and the General Partner

      The following is a summary of the experience of the current and proposed trust managers and the current executive officers.

      Richard E. Rainwater has been an independent investor since 1986. From 1970 to July 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time, Mr. Rainwater was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Upon beginning his independent investment activities, he founded ENSCO International Incorporated, an oil field service and offshore drilling company, in December 1986. Additionally, in June 1988, he co-founded Columbia Hospital Corporation, and in March 1989 he participated in a management-led buy out of HCA-Hospital Corporation of America. In November 1992, Mr. Rainwater co-founded Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since the Company's inception in 1994.

      John C. Goff co-founded the Company with Mr. Rainwater while serving as principal of Rainwater, Inc. Mr. Goff served as Chief Executive Officer and as a trust manager from the Company's inception in February 1994 through December 1996, when he became Vice Chairman. In June 1999, Mr. Goff returned as Chief Executive Officer of the Company and remains as Vice Chairman. Mr. Goff has served as the managing principal of Goff Moore Strategic Partners, L.P., a private investment partnership, since its formation in February 1998. From June 1987 to May 1994, Mr. Goff was vice president of Rainwater, Inc. Prior to joining Rainwater, Inc., Mr. Goff was employed by KPMG Peat Marwick, with Mr. Rainwater as one of his principal clients. Mr. Goff also serves on the boards of GAINSCO, Inc., OpenConnect Systems, Inc. and The National Association of Real Estate Investment Trusts. Mr. Goff is a graduate of the University of Texas and is a Certified Public Accountant.

      Dennis H. Alberts, prior to joining the Company, served as President and Chief Executive Officer of Pacific Retail Trust, a privately held retail shopping center real estate investment trust ("REIT"), which he founded in 1993. While at Pacific Retail Trust, Mr. Alberts directed all aspects of the company, including acquisition, development and operational activities, from 1993 until 1999 when Pacific Retail Trust merged into Regency Realty, Inc., a publicly traded REIT. In 1999, Mr. Alberts also served as a consultant to Regency Realty, Inc. Prior to founding Pacific Retail Trust, Mr. Alberts served as President and Chief Operating Officer of First Union Real Estate Investments, a publicly held retail, multi-family and office REIT, in 1992. From 1987 to 1991, Mr. Alberts served as President and Chief Executive Officer of Rosewood Property Company where he focused on asset management and leasing of Rosewood's office portfolio. Before joining Rosewood Property Company, he served as President and Managing Partner of Trammell Crow Residential Companies of Dallas from 1984 to 1987. Mr. Alberts holds a Bachelor of Science degree and Master of Business Administration degree from the University of Missouri. Since April 2000, Mr. Alberts has served as President and Chief Operating Officer of the Company and the General Partner. Mr. Alberts has served as a trust manager since May 2002.

      Anthony M. Frank currently serves as Chairman Emeritus of Belvedere Capital Partners, general partner of the California Community Financial Institutions Fund LP, which he co-founded in 1994. From March 1988 to March 1992, he served as Postmaster General of the United States. From April 1992 until June 1993, he served as the founding chairman of Independent Bancorp of Arizona. Mr. Frank has also served as a Director of: Temple Inland, Inc., a manufacturer of paper and timber products, from May 1992 to May 2004; Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast, since May 1992; Charles Schwab & Co., one of the nation's largest discount brokerages, from July 1993 to May 2004; and Cotelligent, Inc., a provider of temporary office support services, since May 1995. Mr. Frank received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth. Mr. Frank has served as a trust manager since the Company's inception in 1994.

      William F. Quinn has served as President of AMR Investment Services, Inc., the investment services affiliate of American Airlines, with responsibility for the management of pension and short-term fixed income assets, since November 1986. Prior to being named to his current position in 1986, Mr. Quinn held several management positions with American Airlines and its subsidiaries. He has served as Director of the Board of American Airlines

Federal Credit Union since July 1979, including serving as Chairman of the Board from November 1989 to May 2003 and President, Chief Executive Officer and Trustee of the American AAdvantage Funds since July 1987. Mr. Quinn has served on the advisory board for Southern Methodist University's Endowment Fund since September 1996 and has formerly served two terms on the New York Stock Exchange Pension Management Advisory Committee October 1, 2000 to May 31, 2003 and October 1, 1996 to April 20, 1999. He holds a Bachelor of Science degree in accounting from Fordham University and is a Certified Public Accountant. Mr. Quinn has served as a trust manager since the Company's inception in 1994.

      Paul E. Rowsey, III, has served as President of Eiger, Inc., a private real estate investment management firm, and the manager of Eiger Fund I, L.P., a real estate equity investment fund, since their formation in January 1999. He was formerly President and a member of the Board of Directors of Rosewood Property Company, a real estate investment company, a position he held from February 1988 until December 1998. Mr. Rowsey has served as a member of the Board of Directors of ENSCO International Incorporated, an offshore oil field service and drilling company, since January 2000. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts degree from Duke University and a Juris Doctor degree from Southern Methodist University School of Law. Mr. Rowsey has served as a trust manager since the Company's inception in 1994.

      Robert W. Stallings has served as Chairman and President of Stallings Capital Group, Inc., a Dallas-based merchant banking firm specializing in the financial services industry, since February 2001. In addition, he has been non-executive Chairman of GAINSCO, Inc. since September 2001, and prior to that time served as non-executive Vice Chairman of GAINSCO, Inc. beginning in March 2001. Mr. Stallings also provides consulting services for GAINSCO, Inc. Mr. Stallings also serves as a director of Texas Capital Bank. He is the retired Chairman and founder of ING Pilgrim Capital Corporation, a $20 billion asset management firm which was acquired by ING Group in September 2000 and with which he had been associated since 1991. Mr. Stallings received a Bachelor of Arts degree in Business from Johnson & Wales University. Mr. Stallings has served as a trust manager since May 2002.

      Terry N. Worrell has been a private investor in commercial properties and other business ventures with Worrell Investments since 1989. From 1974 to 1989, he served as President and Chief Executive Officer of Sound Warehouse of Dallas, Inc. prior to its purchase by Shamrock Holdings. Mr. Worrell serves as a director of Regency Centers Corp., a developer/operator of shopping centers, and NL Industries, Inc., an international producer of titanium dioxide pigments. Mr. Worrell received a Master of Business Administration degree from the University of North Texas. Mr. Worrell has served as a trust manager since May 2002.

      Kenneth S. Moczulski, prior to joining the Company, served as President and founder of Transworld Properties, Inc., a subsidiary of a privately held international oil company, beginning in January 1992. While at Transworld Properties, Inc., Mr. Moczulski was responsible for the formation and implementation of real estate investment strategy, as well as management of on-going real estate development, asset management, and dispositions. Prior to founding Transworld Properties, Inc., Mr. Moczulski served as Vice President of Jaymont Properties in New York from April 1987 to December 1991, where he was responsible, on a national basis, for all acquisition and disposition activities. From February 1979 to March 1987, Mr. Moczulski served as Development Manager for a number of commercial developments for Gerald D. Hines Interests. Mr. Moczulski holds a Bachelor of Science degree in Civil Engineering from the University of Cincinnati and a Master of Business Administration degree from Harvard Graduate School of Business. Mr. Moczulski has served as President of Investments and Chief Investment Officer of the Company and the General Partner since November 2000.

      Jane E. Mody, prior to joining the Company, served as Vice President of Goldman, Sachs & Co. from February 2000 to February 2001. While at Goldman, Sachs & Co., Ms. Mody worked with the real estate merchant banking division and was responsible for fund reporting for nine real estate opportunity funds. She served as Managing Director and Chief Financial Officer of Pacific Retail Trust, a private REIT, which she co-founded, from December 1993 until February 1999 when Pacific Retail Trust merged into Regency Realty, Inc., a publicly traded REIT. From February 1999 to August 1999 Ms. Mody served as a consultant to Regency Realty, Inc. Prior to co-founding Pacific Retail Trust, Ms. Mody served as Executive Vice President of Rosewood Property Company, a real estate investment company, from April 1988 to December 1993. Ms. Mody graduated from Austin College with a Bachelor of Arts degree and holds a Master of Business Administration degree in International Business from the

University of Dallas. Ms. Mody has served as Executive Vice President, Capital Markets of the Company and the General Partner since February 2001.

      Jerry R. Crenshaw, Jr., prior to joining the Company, was the Controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration degree in accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw served as Controller from the Company's inception in 1994 to March 1997 when he became Vice President and served as Vice President, Controller until December 1998 and Vice President, Finance until September 1999. In addition, Mr. Crenshaw served as Interim Co-Chief Financial Officer of the Company and the General Partner from August 1998 until April 1999. From September 1999 to October 2002, Mr. Crenshaw served as Senior Vice President, Chief Financial Officer of the Company and the General Partner. Mr. Crenshaw has served as Executive Vice President, Chief Financial and Accounting Officer of the Company and Executive Vice President and Chief Financial Officer of the General Partner since October 2002.

      David M. Dean, prior to joining the Company, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and he served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company's transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman, and from 1990 to 1992 with Jackson Walker L.L.P., where he worked primarily on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A&M University with Bachelor of Arts degrees in English and philosophy in 1983. He also holds a Juris Doctor degree and a Master of Laws degree in taxation from Southern Methodist University School of Law. Mr. Dean served as Senior Vice President, Law, and Secretary from the time he joined the Company in August 1994 to September 1999 when he became Senior Vice President, Law and Administration and Secretary, a position which he held until January 2001. Since January 2001, Mr. Dean has served as Executive Vice President, Law and Administration and Secretary of the Company and the General Partner.

      Jane B. Page, prior to joining the Company, was employed by Metropolitan Life Real Estate Investments from July 1984 to January 1998, holding positions of director of corporate property management and regional asset manager of Metropolitan's institutional portfolio in Houston, Austin and New Orleans. Ms. Page's 14-year tenure at Metropolitan also included membership on Metropolitan's Investment Committee, which reviewed and approved all significant transactions on a national basis. Ms. Page serves on the Boards of the Greater Houston Partnership, Central Houston, Inc. and the Downtown Houston Management District. Ms. Page graduated with a Bachelor of Arts degree from Point Loma College in San Diego and with a Master of Business Administration degree from the University of San Francisco. She also holds Certified Commercial Investments Manager and Certified Property Manager designations. Ms. Page served as Director of Asset Management, Houston Region from the time she joined the Company in January 1998 to December 1998, when she became Vice President, Houston Region Asset Management and served in that capacity until September 1999 when she became Vice President, Asset Management, Houston Region. From May 2000 to March 2004, Ms. Page served as Senior Vice President, Asset Management and Leasing, Houston Region. Since March 2004, Ms. Page has served as Executive Vice President, Asset Management and Leasing, Houston Region.

      John L. Zogg, Jr. served as Vice President of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas, from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as Marketing Manager of Gerald D. Hines Interests, where he was responsible for office leasing in the Dallas metropolitan area from June 1985 to January 1988. He graduated from the University of Texas at Austin with a Bachelor of Arts degree in economics and holds a Master of Business Administration degree from the University of Dallas. Mr. Zogg joined the Company as a Vice President in May 1994 and served as Vice President, Leasing and Marketing, from June 1997 to September 1999 when he became Vice President, Leasing/Marketing, Southwest Region. Since May 2000, Mr. Zogg has served as Senior Vice President, Asset Management and Leasing, Dallas Region.

      Christopher T. Porter, prior to joining the Company, held the office of Senior Vice President, Investor Relations, for Associates First Capital Corporation, a leading financial services firm, from January 1999 through

October 1999. Prior to 1999, Mr. Porter served as Vice President and Assistant Treasurer in banking relations and cash management at Associates First Capital Corporation from November 1991 through January 1999. Mr. Porter received a Bachelor of Science degree in economics from the University of Texas at Austin and a Master of Business Administration degree in finance from the University of North Texas and is a certified cash manager. Mr. Porter has served as Vice President and Treasurer of the Company and the General Partner since December 1999.

TRUST MANAGER COMPENSATION

      During 2003, each trust manager who is not also an officer of the Company ("Outside Trust Manager") received an annual fee of $40,000 (payable in cash or, at the election of the trust manager, in Common Shares in an amount determined by dividing the fees otherwise payable by 90% of the fair market value of the Common Shares). In addition, during 2003, each Outside Trust Manager received a meeting fee of $1,500 for each Board of Trust Managers meeting attended in person or by telephone, a fee of $2,000 for the Audit Committee Chairman's participation in each Audit Committee meeting attended in person or by telephone, a fee of $1,500 for each Audit Committee member's participation in each Audit Committee meeting attended in person or by telephone, a fee of $1,500 for all other committee chairmen's participation in each committee meeting attended in person or by telephone, and a fee of $1,000 for all other committee members' participation in each committee meeting attended in person or by telephone. In addition, each Outside Trust Manager annually receives a grant of 14,000 stock options under the Company's 1995 Stock Incentive Plan, as amended. Trust managers who are also officers receive no separate compensation for their service as trust managers.

BOARD OF TRUST MANAGERS

      Corporate Governance. The Company is currently managed by an eight-member Board of Trust Managers. The Board has adopted a corporate governance policy, which, along with the written charters for the Board committees described below, provide the framework for the Board's governance of the Company. The corporate governance policy is available in the investor relations section of the Company's website at www.crescent.com.

      Meetings and Attendance. During the last fiscal year, the Board of Trust Managers held four meetings, and no trust manager attended fewer than 75% of the aggregate of all meetings of the Board of Trust Managers and the committees, if any, upon which such trust managers served and which were held during the period of time that such person served on the Board of Trust Managers or such committee. In addition, all of the Company's trust managers attended the 2003 annual shareholders meeting.

      Shareholder Communications. The Board of Trust Managers has adopted a Shareholder Communications Policy that includes processes for shareholders to send communications to the Board. The Shareholder Communications Policy is available in the investor relations section of the Company's website at www.crescent.com.

COMMITTEES OF THE BOARD OF TRUST MANAGERS

      The Board of Trust Managers has three standing committees, which are described below. The Board of Trust Mangers has determined that all current members of each committee are "independent" as that term is defined under the listing standards of the New York Stock Exchange. The charter for each of these committees is available in the investor relations section of the Company's website at www.crescent.com

      Audit Committee. From January 1, 2003 to February 14, 2003, the Audit Committee consisted of Anthony M. Frank, Chairman, William F. Quinn and David M. Sherman. On February 14, 2003, Mr. Sherman resigned from the Board. On April 28, 2003, the Board elected Robert W. Stallings to the committee. The Audit Committee currently consists of Mr. Frank, Chairman, and Messrs. Quinn and Stallings. The Board of Trust Managers has determined that Anthony M. Frank is an "audit committee financial expert," as defined by applicable Securities and Exchange Commission ("SEC" or "Commission") rules. The Audit Committee, which held nine meetings in 2003, has sole discretion concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves or pre-approves professional services that the independent auditors provide, reviews the independence of the independent auditors, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

      Executive Compensation Committee. The Executive Compensation Committee consists of Paul E. Rowsey, III, Chairman, Anthony M. Frank and Terry N. Worrell. The Executive Compensation Committee, which held three meetings in 2003, determines compensation for the Company's executive officers and administers the stock incentive and other compensation plans that the Company adopts.

      Governance Committee. The Governance Committee consists of Robert W. Stallings, Chairman, Paul E. Rowsey, III, and Terry N. Worrell. The Governance Committee nominates persons to serve as members of the Board of Trust Managers. The Governance Committee seeks to identify candidates for trust manager who have the following skills and characteristics: (i) superior leadership abilities;
(ii) independence; (iii) commitment to improving the Company's value for the benefit of its shareholders; (iv) innovative thought; (v) business and management experience; and (vi) a working knowledge of basic finance and accounting principles. The Governance Committee also will consider nominees that shareholders recommend, and these recommendations may be delivered in writing to the attention of the Governance Committee in care of the Company Secretary at the Company's principal executive offices. The procedures and information required for shareholders to make nominations for trust managers are described in the section of this proxy statement entitled "Other Information - Shareholder Proposals for the Company's 2005 Annual Meeting of Shareholders."

      In addition, the Governance Committee develops and recommends to the Board corporate governance policies and procedures applicable to the Company, particularly as such policies and procedures may be required by federal and state securities laws, the New York Stock Exchange or any other applicable regulatory requirements. The Governance Committee held three meetings in 2003.

CODE OF BUSINESS CONDUCT

      All trust managers, officers and employees of the Company must act ethically at all times and in accordance with the policies comprising the Company's Code of Business Conduct. The Code of Business Conduct is published on the investor relations section of the Company's website at www.crescent.com, and the Company intends to post amendments to and waivers from the Code of Business Conduct on this website.

                                 SHARE OWNERSHIP

      The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company who beneficially owns more than 5% of the Common Shares, (ii) each trust manager and nominee for trust manager, (iii) the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and the General Partner (collectively, the "Named Executive Officers"), and (iv) the trust managers and executive officers of the Company and the General Partner as a group. Unless otherwise indicated in the footnotes, the listed beneficial owner directly owns all Common Shares. (1)

                                                        NUMBER OF
                                                     COMMON SHARES        PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER(2)         (3)(4)(5)(6)     COMMON SHARES (7)
-------------------------------------------------  ------------------  -----------------
Richard E. Rainwater.............................    16,126,636(8)          14.6%
John C. Goff.....................................     4,806,889(9)           4.7%
Dennis H. Alberts................................       565,000              *
Anthony M. Frank.................................       106,000              *
William F. Quinn.................................       119,566              *
Paul E. Rowsey, III..............................        97,679              *
Robert W. Stallings..............................        65,700(10)          *
Terry N. Worrell.................................         8,400              *
Kenneth S. Moczulski.............................       210,200(11)          *
Jane E. Mody.....................................       117,532(12)          *
Jerry R. Crenshaw, Jr............................       389,590              *
 Barrow, Hanley, Mewhinney & Strauss.............     6,898,400(13)          7.0%
   One McKinney Plaza
   3232 McKinney Avenue, 15th Floor
 Dallas, Texas 75204-2429
 Cohen & Steers Capital Management, Inc.             10,867,200(14)         10.8%
   757 Third Avenue
   New York, New York 10017
 Trust Managers and Executive Officers as a
 Group  (15 persons) ............................    23,491,657(8)(9)       21.8%
                                                       (10)(11)(12)

----------

      *     Less than 1%

      (1) All information is as of April 29, 2004 (the "Record Date"), unless otherwise indicated. The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Accordingly, the number of Common Shares a person beneficially owns includes (i) the number of Common Shares that such person has the right to acquire within 60 days of the Record Date upon the exercise of options (" Stock Options") granted pursuant to the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "1994 Plan") or the 1995 Crescent Real Estate Equities Company Stock Incentive Plan, as amended (the "1995 Plan"), (ii) the number of Common Shares that may be issued within 60 days of the Record Date upon exchange of partnership units of the Operating Partnership ("Units") that such person owns for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange), and (iii) the number of Common Shares that may be issued within 60 days of the Record Date upon exercise of options (the "Plan Unit Options") granted under the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan, as amended (the "Unit Plan"), to purchase Units and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). In addition, the number of Common Shares a person beneficially owns is deemed to include the number of Common Shares issuable upon conversion of the Series A Convertible Cumulative Preferred Shares (the "Series A Preferred Shares"), each of which is currently convertible into .6119 Common Shares. As of the Record Date, none of the persons listed in the Beneficial Ownership table, other than Cohen & Steers Capital Management, Inc., and no executive officer not listed in the table, beneficially owned any Series A Preferred Shares.

      (2) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

      (3) The number of Common Shares the following persons beneficially own includes the number of Common Shares indicated due to the vesting of unexercised Stock Options, as follows: John C. Goff -- 200,000; Dennis H. Alberts -- 420,000; Anthony M. Frank -- 72,800; William F. Quinn -- 84,000; Paul E. Rowsey, III -- 81,200, Robert W. Stallings -- 8,400; Terry N. Worrell -- 8,400;

            Kenneth S. Moczulski -- 210,000; Jane E. Mody -- 108,000; Jerry R. Crenshaw, Jr. -- 255,800; and Trust Managers and Executive Officers as a Group -- 2,015,350.

      (4) The number of Common Shares the following persons beneficially own includes the number of Common Shares owned indirectly through participation in the General Partner's 401(k) Plan as of March 31, 2004, as follows: John C. Goff -- 11,068; Jerry R. Crenshaw, Jr. -- 6,932, and Trust Managers and Executive Officers as a Group -- 30,334.

      (5) The number of Common Shares the following persons beneficially own includes the number of Common Shares that may be issued upon exchange of Units that such person owns, as follows: Richard E. Rainwater -- 11,447,344; John C. Goff -- 1,812,970; and Trust Managers and Executive Officers as a Group -- 13,260,304.

      (6) The number of Common Shares the following persons beneficially own includes the number of Common Shares owned through participation in the General Partner's Employee Stock Purchase Plan as of March 31, 2004, as follows: John C. Goff -- 2,415; and Trust Managers and Executive Officers as a Group -- 2,627.

      (7) The percentage of Common Shares that a person listed in the Beneficial Ownership table beneficially owns assumes that (i) as to that person, all Units are exchanged for Common Shares, all Series A Preferred Shares are exchanged for Common Shares, all Stock Options exercisable within 60 days of the Record Date are exercised and all Plan Unit Options exercisable within 60 days of the Record Date are exercised and the Units so acquired are subsequently exchanged for Common Shares, and (ii) as to all other persons, no Units are exchanged for Common Shares, no Series A Preferred Shares are converted into Common Shares, and no Stock Options or Plan Unit Options are exercised.

      (8) The number of Common Shares that Mr. Rainwater beneficially owns includes 743,920 Common Shares and 519,610 Common Shares that may be issued upon exchange of Units that Darla Moore, Mr. Rainwater's spouse, owns. Mr. Rainwater disclaims beneficial ownership of these Common Shares. In addition, the number of Common Shares that Mr. Rainwater beneficially owns includes 2,943,744 Common Shares and 6,320,468 Common Shares that may be issued upon exchange of Units that Mr. Rainwater owns indirectly, including (i) 12,346 Common Shares and 49,506 Common Shares that may be issued upon exchange of Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner, (ii) 6,270,962 Common Shares that may be issued upon exchange of Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr. Rainwater and Rainwater, Inc. own an aggregate 100% interest, and
            (iii) 2,931,398 Common Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself.

      (9)   The number of Common Shares that Mr. Goff beneficially owns includes
            (i) 152,560 Common Shares that may be issued upon exchange of Units that Goff Family, L.P., a Delaware limited partnership, owns, (ii) 1,400,002 Common Shares that may be issued upon exchange of Units due to the vesting of Plan Unit Options and (iii) 300,000 shares of restricted stock, which will vest (i.e., the restrictions will lapse) one-third on February 19, 2005, one-third on February 19, 2006 and one-third on February 19, 2007. Mr. Goff disclaims beneficial ownership of the Common Shares that may be issued upon exchange of Units that Goff Family, L.P. owns in excess of his pecuniary interest in such Units. Mr. Goff has sole voting power with respect to the shares of restricted stock.

      (10) The number of Common Shares that Mr. Stallings beneficially owns includes 13,500 Common Shares in an IRA account which is owned by Linda E. Stallings, Mr. Stallings' spouse. Mr. Stallings disclaims beneficial ownership of such Common Shares.

      (11) The number of Common Shares that Mr. Moczulski beneficially owns includes 200 Common Shares that are owned by The Kenneth and Cara Moczulski Living Trust, of which Mr. Moczulski and his spouse Cara
            A. Moczulski are co-settlors, co-beneficiaries and co-trustees. Mr. Moczulski disclaims beneficial ownership of all shares held by the Trust in excess of his pecuniary interest in the Trust.

      (12) The number of Common Shares that Ms. Mody beneficially owns includes 9,532 Common Shares owned by the Mody Family Living Trust, of which Ms. Mody and her spouse Haji Mody are the trustees and beneficiaries.

      (13) Barrow, Hanley, Mewhinney & Strauss ("Barrow") filed a Schedule 13G ("Barrow Schedule 13G"), as of February 11, 2004, reporting that Barrow beneficially owns 6,898,400 Common Shares. Barrow has sole voting power as to 3,444,200 of the 6,898,400 Common Shares. Barrow has sole dispositive power as to 6,898,400 of the 6,898,400 Common Shares. All information presented above relating to Barrow is based solely on the Barrow Schedule 13G.

      (14) Cohen & Steers Capital Management, Inc. ("Cohen & Steers") filed a 13G/A ("Cohen & Steers Schedule 13G/A") as of February 17, 2004 reporting that Cohen & Steers beneficially owns 9,155,655 Common Shares. Cohen & Steers has sole voting power as to 8,450,555 of the 9,155,655 Common Shares. Cohen & Steers has sole dispositive power as to 9,155,655 of the 9,155,655 Common Shares. All information presented above relating to Cohen & Steers is based solely on the Cohen & Steers Schedule 13G/A. The number of Common Shares beneficially owned by Cohen & Steers also includes 1,711,545 Common Shares issuable upon conversion of 2,797,100 Series A Preferred Shares owned by Cohen & Steers, with each Series A Preferred Share convertible into .6119 Common Shares. All information presented above relating to Cohen & Steers' ownership of Series A Preferred Shares is based solely on a Form 13F filed by Cohen & Steers as of December 31, 2003.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth the annual and long-term compensation paid or awarded for the years ended December 31, 2003, 2002, and 2001, to the Named Executive Officers. As a result of the Company's umbrella partnership REIT structure, the General Partner, rather than the Company, compensates all employees. The Company did not grant any stock appreciation rights ("SARs") during this period.

                                            ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
                                            -------------------                                 ----------------------
                                                                                        AWARDS                PAYOUTS
                                                                                        ------                -------
                                                                 OTHER         RESTRICTED      SECURITIES                ALL OTHER
                                                                 ANNUAL          STOCK         UNDERLYING      LTIP    COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR  SALARY ($)  BONUS ($)  COMPENSATION ($)   AWARDS ($)      OPTIONS (#)    PAYOUTS      ($)
----------------------------   ----  ----------  ---------  ----------------  ------------  ----------------  -------  -------------
John C. Goff                   2003   894,231    1,350,000     660,000(1)                          -            -       72,998(2)(3)
    Chief  Executive Officer   2002   750,000      900,000     660,000(1)     5,253,000(4)                      -      100,915
                               2001   750,000      750,000                         -        3,000,000(5)(6))    -       55,171
                                                                                                   -

Dennis H. Alberts              2003   494,904      750,000     440,000(1)                          -            -      207,066(2)(3)
    President and Chief        2002   367,500      551,250     440,000(1)          -                            -      (60,037)
    Operating Officer          2001   366,827      353,000         -               -        1,000,000(6)        -      (41,828)

                                                                                              700,000(7)(8)

Kenneth S. Moczulski           2003   349,231      378,000     308,000(1)                          -            -      83,125(2)(3)
    President of Investments   2002   328,846      396,000     308,000(1)          -          350,000(6)        -       3,295
    and Chief Investment       2001   300,000      270,000         -               -               -            -       2,520
    Officer

Jane E. Mody                   2003   328,461      363,000     264,000(1)                          -            -      69,403(2)(3)
    Executive Vice President,  2002   290,000      319,000     264,000(1)          -          300,000(6)        -            -
    Capital Markets            2001   238,692      207,000         -               -          180,000(8)        -            -

Jerry R. Crenshaw, Jr.         2003   328,461      326,700     264,000(1)                          -            -      80,142(2)(3)
    Executive Vice President,  2002   271,779      319,000     231,000(1)          -                            -       4,797
    Chief Financial and        2001   262,019      170,000         -               -          200,000(6)        -      16,002
    Accounting Officer                                                                             -


----------

(1) Amount represents a cash allocation for dividend incentive units ("DIUs") into a separate interest-bearing account maintained by the Company for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw at December 31, 2003 and December 31, 2002, respectively. The amount of the allocation to any account is based on the number of DIUs allocated to the participant's account, multiplied by the product of (i) the amount of dividends paid by the Company with respect to its Common Shares and (ii) the performance multiples associated with the performance targets that are achieved or surpassed. The amounts will be paid to the participant on or about the fifth anniversary of the date the DIUs were granted if the participant remains an employee of the General Partner.

(2) Amounts include matching contributions that the General Partner made to Mr. Goff's, Mr. Albert's, Mr. Moczulski's, Ms. Mody's and Mr. Crenshaw's individual 401(k) Plan accounts in the amount of $12,000, $8,087, $6,795, $6,000 and $12,000, respectively.

(3) Amounts include dividends allocated to Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw for DIUs of $60,998, $198,979, $76,330, $63,403 and $68,142, respectively, that are treated as invested in the Company or specified public mutual funds made available to the holders by the General Partner. See Note 1 above for an additional explanation of DIUs.

(4) The $5,253,000 in the table above represents the value of 300,000 restricted shares issued to Mr. Goff at the date of grant. As of December 31, 2003, such shares had a value of $5,139,000. Distributions are paid on the restricted shares.

(5) Amount includes 442,858 Common Shares, which represent the number of Common Shares that may be issued following (i) exercise of options ("Plan Unit Options") granted under the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan, as amended (the "Unit Plan") for partnership units of the Operating Partnership ("Units") on a one-for-one basis and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).

(6)   Amount includes the number of Common Shares that may be issued following
      (i) exercise of options (the "Unit Options") granted pursuant to individual agreements to purchase Units on a one-for-one basis and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange), as follows: John C. Goff - 2,557,142; Dennis
      H. Alberts - 1,000,000; Kenneth S. Moczulski - 350,000; Jane E. Mody - 300,000; and Jerry R. Crenshaw, Jr. - 200,000.

(7)   Amount includes the number of Common Shares that may be issued following
      (i) exercise of 150,000 Unit Options for 150,000 Units, and (ii) the subsequent exchange of such Units for 300,000 Common Shares.

(8) Amount includes Common Shares underlying options ("Stock Options") granted under the 1995 Crescent Real Estate Equities Company Stock Incentive Plan, as amended (the "1995 Plan") granted to Mr. Alberts and Ms. Mody in the amounts of 400,000 and 180,000, respectively.

OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 2003

         As disclosed in the following table, the Company granted no options to the Named Executive Officers for the year ended December 31, 2003. In addition, the Company did not grant any SARs during this period.

                                            INDIVIDUAL GRANTS                     POTENTIAL
                           ----------------------------------------------------  REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL
                                                                                   RATES OF STOCK
                            NUMBER OF    % OF TOTAL                              PRICE APPRECIATION
                            SECURITIES    OPTIONS                                        FOR
                            UNDERLYING   GRANTED TO     EXERCISE                   OPTION TERM ($)
                             OPTIONS    EMPLOYEES IN    OF BASE      EXPIRATION  -------------------
         NAME              GRANTED (#)  FISCAL YEAR   PRICE ($/SH.)     DATE        5%         10%
         ----              -----------  -----------   -------------  ----------     --         ---
                                                                                   (IN THOUSANDS)
John C. Goff.............       -            -             -             -          -          -
Dennis H. Alberts........       -            -             -             -          -          -
Kenneth S. Moczulski.....       -            -             -             -          -          -
Jane E. Mody.............       -            -             -             -          -          -
Jerry R. Crenshaw, Jr....       -            -             -             -          -          -

----------

AGGREGATED OPTION EXERCISES DURING 2003 AND OPTION VALUES AT DECEMBER 31, 2003

      The following table provides information about options that the Named Executive Officers exercised during the year ended December 31, 2003 and options that each of them held at December 31, 2003. The Company did not grant any SARs during this period.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                OPTIONS AT                IN-THE-MONEY OPTIONS
                                                            FISCAL YEAR END (#)         AT FISCAL YEAR END ($)(1)
                               SHARES                --------------------------------  ---------------------------
                           ACQUIRED ON    VALUE
          NAME             EXERCISE(#)  REALIZED($)    EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------  -----------  ---------------  ---------------  -----------   -------------
                                                                                             (IN THOUSANDS)
John C. Goff.............       -            -       1,757,144(2)(4)  2,700,000(3)(5)      395            395
Dennis H. Alberts........       -            -         600,000(4)     1,340,000(5)           -              -
Kenneth S. Moczulski.....       -            -         280,000(4)       420,000(5)           -              -
Jane E. Mody.............       -            -         132,000(4)       348,000(5)           -              -
Jerry R. Crenshaw, Jr....       -            -         325,800(4)       215,000(5)         148             72

---------

(1) Market value of securities underlying in-the-money options is based on the closing price of the Common Shares on December 31, 2003 (the last trading day of the fiscal year) on the New York Stock Exchange of $17.13, minus the exercise price.

(2) The number of securities underlying exercisable but unexercised options includes 1,400,002 Common Shares that may be issued following (i) vesting of Plan Unit Options, (ii) exercise of Plan Unit Options for Units on a one-for-one basis, and (iii) exchange of Units for

      Common Shares on the basis of two Common Shares for each Unit (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).

(3) The number of securities underlying unexercisable and unexercised options includes 100,000 Common Shares that may be issued following (i) vesting of Plan Unit Options, (ii) exercise of Plan Unit Options for Units on a one-for-one basis, and (iii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).

(4) The number of securities underlying exercisable but unexercised options for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody, and Mr. Crenshaw includes 157,142, 320,000, 70,000, 60,000 and 70,000 Common Shares,
      respectively, that may be issued following (i) vesting of Unit Options granted pursuant to individual agreements to purchase Units on a one-for-one basis, (ii) exercise of Unit Options for Units on a one-for-one basis, and (iii) the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). The number of securities underlying exercisable but unexercised options for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw includes 200,000, 280,000, 210,000,72,000 and 255,800 Common Shares, respectively, that may be issued following exercise of Stock Options for Common Shares on a one-for-one basis.

(5) The number of securities underlying unexercisable and unexercised options for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody, and Mr. Crenshaw includes 2,400,000, 980,000, 280,000, 240,000 and 160,000 Common Shares,
      respectively, that may be issued following (i) vesting of Unit Options granted pursuant to individual agreements to purchase Units on a one-for-one basis, (ii) exercise of Unit Options for Units on a one-for-one basis, and (iii) the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). The number of securities underlying unexercisable and unexercised options for Mr. Goff, Mr. Alberts, Mr. Moczulski, Ms. Mody and Mr. Crenshaw includes 200,000, 360,000, 140,000, 108,000 and 55,000 Common Shares, respectively, that may be issued following exercise of Stock Options for Common Shares on a one-for-one basis.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2003 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

                             NUMBER OF SECURITIES TO BE   WEIGHTED AVERAGE EXERCISE     NUMBER OF SECURITIES REMAINING
                              ISSUED UPON EXERCISE OF        PRICE OF OUTSTANDING       AVAILABLE FOR FUTURE ISSUANCE
                                OUTSTANDING OPTIONS,        OPTIONS, WARRANTS AND     (EXCLUDING SECURITIES REFLECTED IN
      PLAN CATEGORY          WARRANTS AND RIGHTS (2)(a)         RIGHTS (2) (b)          COLUMN (a) AND FOOTNOTE (2) (c)
      -------------          --------------------------   -------------------------   ----------------------------------
Equity compensation plans
approved by security
holders(1)                           9,963,888                      $19.98                          191,170

Equity compensation plans
not approved by security
holders(3)                           6,003,842                      $18.16                           49,276

Total


(1) Amount includes 7,126,744 Common Shares that may be issued following the exercise of Stock Options granted under the 1994 Plan and the 1995 Plan. Amount also includes 2,837,144 Common Shares that may be issued following
      (i) exercise of Plan Unit Options granted under the Unit Plan to purchase Units on a one-for-one basis and (ii) the subsequent exchange of such Units for Common Shares on the basis of two Common Shares for each Unit (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange).

(2) Excludes restricted Common Share grants and Common Shares issued to trust managers in lieu of board fees. No exercise price is required to be paid upon vesting of restricted shares.

(3)   Amount represents the number of Common Shares that may be issued following
      (i) exercise of options granted pursuant to the 1995 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan and individual agreements to purchase Units and (ii) the subsequent exchange of such Units for Common Shares on the basis of two Common Shares for each Unit (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). The options have exercise prices equal to the fair market value of the Units on the date of grant, vest over five years and expire ten years from the date of grant.

EMPLOYMENT AGREEMENT

      As part of the transactions in connection with formation of the Company, the Operating Partnership assumed an employment agreement between Rainwater, Inc. and John C. Goff. The Operating Partnership takes action through the General Partner. Mr. Goff serves as the sole member of the board of directors of the General Partner. On February 19, 2002, the Company, the Operating Partnership and Mr. Goff entered into a new employment agreement, which will terminate on February 19, 2007, pursuant to which Mr. Goff is entitled to an annual salary of $900,000 for 2003 and a bonus as determined in the discretion of the Compensation Committee of the General Partner. In addition, pursuant to the employment agreement, Mr. Goff was provided the right to earn (i) 300,000 shares of restricted stock, one-third of which will be earned on each of February 19, 2005, 2006 and 2007 and (ii) 1,500,000 Unit Options, one-fifth of which will be earned on each of February 19, 2003 through 2007. The Units underlying such Unit Options are exchangeable into two Common Shares of the Company upon the satisfaction of certain conditions, including shareholder approval of the exchange right.

      The salary under the employment agreement, which is not subject to a cap, may be increased at the discretion of the Operating Partnership or, upon the Operating Partnership's request, the Executive Compensation Committee of the Company may review and ratify all such increases in salary. The Operating Partnership similarly determines any bonus to be paid under the employment agreement, unless it requests the Executive Compensation Committee to review and ratify any such bonuses granted to Mr. Goff.

AGREEMENTS NOT TO COMPETE

      The Company and the Operating Partnership are dependent on the services of Richard E. Rainwater and John C. Goff. Mr. Rainwater serves as Chairman of the Board of Trust Managers but has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. In connection with the initial public offering of the Common Shares in May 1994, each of Messrs. Rainwater and Goff entered into a Noncompetition Agreement with the Company that restricts him from engaging in certain real estate-related activities during specified periods of time.

      The restrictions that Mr. Rainwater's Noncompetition Agreement imposes will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as a trust manager of the Company, and (ii) the date on which Mr. Rainwater's beneficial ownership of the Company (including Common Shares and Units) first represents less than a 2.5% ownership interest in the Company. The restrictions that Mr. Goff's Noncompetition Agreement imposes will terminate one year after Mr. Goff first ceases to be a trust manager or an executive officer of the Company. The Noncompetition Agreements do not, among other things, prohibit Messrs. Rainwater and Goff from engaging in certain activities in which they were engaged at the time of formation of the Company in 1994 or from making certain passive real estate investments.

PERFORMANCE GRAPH

         The following line graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Common Shares compared to the cumulative total return of the NAREIT All Equity REIT Return Index, the S&P 500 Index and SNL Securities LP Office REITs Index for the period December 31, 1998, through December 31, 2003. The graph depicts the actual increase in the market value of the Common Shares relative to an initial investment of $100 on December 31, 1998, assuming a reinvestment of cash distributions.

                            TOTAL RETURN PERFORMANCE

                              (PERFORMANCE GRAPH)


                                                                  PERIOD ENDING
INDEX                                    12/31/98   12/31/99   12/31/00   12/31/01   12/31/02   12/31/03
Crescent Real Estate Equities Company     100.00      88.69     120.19     107.12     107.42     121.84
S&P 500                                   100.00     121.11     110.34      97.32      75.75      97.51
SNL Office REITs                          100.00     100.51     136.69     143.57     137.60     183.57
NAREIT All Equity REIT Index              100.00      95.38     120.53     137.32     142.57     195.51


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Frank, Rowsey and Worrell, all of whom are members of the Board of Trust Managers of the Company, served as members of the Executive Compensation Committee during 2003. Mr. Frank has borrowed certain funds from the Operating Partnership in connection with the exercise of Options, as described in "Certain Relationships and Related Transactions" below.

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

      The Executive Compensation Committee is composed of Messrs. Rowsey (Chairman), Frank and Worrell. Mr. Rowsey serves as Chairman. A majority of the full Board of Trust Managers selects members of the Executive Compensation Committee and its Chairman.

      Compensation Philosophy and Objectives. The Executive Compensation Committee determines the compensation for the Company's executive officers and administers the stock incentive and other compensation plans that the Company adopts. In addition, the Executive Compensation Committee makes recommendations to the Board of Trust Managers, acting for the Company in its capacity as the sole stockholder of the General Partner regarding certain compensation decisions of the sole director of the General Partner with respect to the compensation of the executive officers of the General Partner. For purposes of the following discussion, the term "Company" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company and the Operating Partnership, in addition to the Company.

      The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the value of the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industry within which the Company operates. In implementing the Company's compensation program, it generally is the policy of the Executive Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.

      Executive Officer Compensation. The compensation of the executive officers of the Company consists of a current component and a long term incentive. The executive officers, in addition to their regular salaries, may be compensated for the current performance of the Company in the form of (i) cash bonus awards, generally pursuant to the Annual Incentive Plan ("Bonus Plan"), and (ii) awards under the Dividend Incentive Unit Plan ("DIU Plan"). The Bonus Plan and the DIU Plan were adopted by the General Partner in March 2000 in order to provide appropriate incentives and rewards for services rendered by officers to the Company. The General Partner adopted the plans with the approval of the Executive Compensation Committee and the Board of Trust Managers. The Bonus Plan and the DIU Plan, together with recommendations by the management of the Company, were used by the General Partner and its Compensation Committee in determining the executive compensation for 2003 and will be used in the future for determining the current component of executive compensation. The Compensation Committee of the General Partner (the "Committee") is also composed of Messrs. Rowsey, Frank and Worrell. Mr. Rowsey also serves as the Chairman of the Committee. The Committee is appointed by the Board of Directors of the General Partner.

      Under the Bonus Plan, at the beginning of the year, the Committee designates (i) the positions covered by the Bonus Plan, (ii) the minimum and maximum annual incentive opportunity or bonus that the individual holding each position is eligible to earn for the year, and (iii) the performance necessary to earn each level of bonus in three components. One of these components, the Corporate component, provides for a certain portion of the bonus to be paid based upon the Company's achievement of the thresholds relating to total return to shareholders and Funds from Operations ("FFO") for the year. FFO, based on the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, and as used in this document, means net income
(loss) (determined in accordance with generally accepted accounting principles ("GAAP")) (i) excluding gains (or losses) from sales of depreciable operating property, (ii) excluding extraordinary items (as defined by GAAP), (iii) plus depreciation and amortization of real estate assets, and (iv) after adjustments for unconsolidated partnerships and joint ventures. Most positions also are assigned a second component, the Functional Unit component, which provides for a certain portion of the bonus to be earned upon the achievement of individualized measures of functional unit performance. For each officer, a third component, the Individual component, provides for a certain portion of the officer's bonus to be earned based upon an evaluation of the officer's individual performance for the year.

      Under the DIU Plan, dividend incentive units ("DIUs") were granted to certain executive officers in 2000. At the beginning of the year, the Committee adopts performance targets for the Company for the year based upon total return to shareholders and FFO for the year, as well as a performance multiple for each target. Pursuant to the DIU Plan, the Committee is required to determine the extent to which those targets were achieved or surpassed and, in the event that targets are achieved, the amount to be credited to the account of each participant who was employed by the Company on the last day of the year; this amount is equal to the annual dividends that the participant would have received if he held one share of stock in the Company for each DIU held in his account, multiplied by the number of DIUs the participant held throughout the year, multiplied by the performance multiple associated with the targets achieved for the year.

      Executive officers of the General Partner also are eligible to participate, on the same basis as other employees, in the employer matching provision of the profit sharing plan that the General Partner established. This allows employees to save for their future retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the General Partner contributing an additional percentage of the amount each employee saves. Such executive officers are also eligible to participate in the other employee benefit and welfare plans that the General Partner maintains on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

      The long term incentives for executive officers currently available for use by the Company consist of (i) restricted stock grants under the 1995 Plan,
(ii) Option grants under the 1995 Plan, (iii) Unit Option grants under the 1996 Unit Plan and (iv) restricted Units and Unit options under no plan but pursuant to an agreement and the provisions of the partnership agreement for the Operating Partnership.

      The Board of Trust Managers has adopted a resolution that directs the Executive Compensation Committee to adopt a policy that a significant portion of annual compensation to senior executives of the Company be performance-based.

      Compensation Awards for 2003. The performance thresholds established by the Committee for 2003 under the Bonus Plan were a key consideration in the deliberations of the Committee regarding the bonuses awarded in 2003. The Committee, in establishing such thresholds, considered the budget of the Company and the expected overall economic performance of the Company for 2003 in light of conditions in the Company's markets and characterizing the REIT industry generally in 2003. The Committee also considered other factors, including peer group comparisons of the ratio of general and administrative expense to revenue, peer group comparisons of short-term and long-term common stock yields, comparisons of the Company's stock performance to major indices, peer group comparisons of salary and bonus levels, other industry business conditions, the economic slowdown which began in 2001, and the Company's success in achieving short-term and long-term goals and objectives. The Committee also considered the General Partner's determinations regarding each officer's achievement of the Functional Unit goals set for such officers, as well as each officer's Individual performance for the year. Bonuses aggregating $2,844,375 were paid to executive officers other than the Chief Executive Officer of the Company, who does not participate in the Bonus Plan.

      Based upon the foregoing deliberations, the Committee also determined that executive officers would receive annual salaries for 2004 equal to their annual salaries for 2003.

      The Committee also determined that the 2003 targets under the DIU Plan had been achieved and, thus, that payments would be made to plan participants with respect to 2003 under the DIU Plan. Payments aggregating $2,722,500 were made to the accounts of the executive officers under the DIU Plan with respect to 2003.

      Long-Term Incentives. No additional Options, Unit Options or shares of restricted stock were awarded to executive officers in 2003.

      CEO Base Salary and Bonus for 2003. Mr. Goff serves as the Chief Executive Officer of the Company and as the Vice Chairman of the Board of Trust Managers for the Company. Mr. Goff's 2003 base annual salary was $900,000 and the Committee determined that Mr. Goff's base salary for 2004 would remain at that level. The Committee also approved a bonus of $1,350,000 for Mr. Goff with respect to 2003 based upon the Committee's evaluation of a number of factors, including evaluations of Mr. Goff's performance in 2003 by each independent director, peer group comparisons of the ratio of general and administrative expense to revenue, peer group comparisons of short-term and long-term common stock yields, comparisons of the Company's stock performance to major indices, peer group comparisons of salary and bonus levels, other industry business conditions, the economic slowdown which began in 2001, and the Company's success in achieving short-term and long-term goals and objectives.

      The Committee also made their determinations based, in part, upon their subjective evaluation of Mr. Goff's ability in the future to lead the Company in achieving long-term growth and profitability. The Executive Compensation Committee and the Board of Trust Managers each has considered and ratified the foregoing determinations relating to Mr. Goff's compensation.

                                          EXECUTIVE COMPENSATION COMMITTEE

                                          Paul E. Rowsey, III
                                          Anthony M. Frank
                                          Terry N. Worrell

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee is composed of Messrs. Frank (Chairman), Quinn and Stallings. A majority of the full Board of Trust Managers selects members of the Audit Committee.

      Statement of Policy. The Audit Committee shall provide assistance to the Board of Trust Managers in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Trust Managers. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee and the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

      Responsibility - Accounting, Auditing, and Financial Reporting Practices of the Company. In accordance with the written Audit Committee Charter adopted by the Board of Trust Managers of the Company, the Audit Committee assists the Board of Trust Managers in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During fiscal year 2003, the Audit Committee met nine times, during which the Committee discussed with Jerry R. Crenshaw, Jr., Executive Vice President and Chief Financial Officer of the Company, and Ernst & Young LLP, the Company's independent auditors (the "Independent Auditors") the interim financial information contained in each quarterly earnings announcement and the Company's annual audit, in addition to receiving periodic updates from the Independent Auditors and Deloitte & Touche LLP, which serves as the Company's internal auditors (the "Internal Auditors"), regarding compliance with the Sarbanes-Oxley Act of 2002.

      Responsibility - Audit Process. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Independent Auditors a formal written statement describing all relationships between the Independent Auditors and the Company that might bear on the Independent Auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and discussed with the Independent Auditors any relationships that may impact their objectivity and independence. The Audit Committee has satisfied itself that such relationships and the provision of non-audit services to the Company is compatible with the Independent Auditors' independence. The Audit Committee also discussed with management, the Internal Auditors, and the Independent Auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget, and staffing. The Audit Committee reviewed with each of the Independent Auditors and the Internal Auditors its audit plans, audit scope, and identification of audit risks.

      Independent Auditors/Internal Audit. The Audit Committee discussed and reviewed with the Independent Auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended by SAS 90, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the Independent Auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations with the Internal Auditors.

      Review of Financial Statements. The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003, with management and the Independent Auditors. Management has the responsibility for the preparation of the Company's financial statements and the Independent Auditors have the responsibility for the examination of those statements.

      Further Action Taken by Audit Committee. The Audit Committee has discussed and reviewed with outside counsel the procedures and practices that it should utilize in order to effectively fulfill its oversight responsibility. It has reviewed the required documentation relating to its oversight of the audit process, including the audited financial statements of the Company, the committee's Charter and any relevant analysts' reports. In addition, the Audit

Committee has inquired of management and the Independent Auditors as to any significant risks or exposures for the Company, assessed the steps taken by management to minimize these risks and exposures, reviewed with management and the Independent Auditors the adequacy and effectiveness of the accounting and financial controls of the Company and elicited any recommendations for the improvement of such internal control procedures.

      Recommendation. Based on the above-mentioned review and discussions with management and the Independent Auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Commission.

                                                   AUDIT COMMITTEE

                                                   Anthony M. Frank
                                                   William F. Quinn
                                                   Robert W. Stallings

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      For purposes of the following discussion, the term "Company" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company and the Operating Partnership, in addition to the Company.

LOANS TO TRUST MANAGERS AND OFFICERS FOR EXERCISE OF OPTIONS AND PLAN UNIT
OPTIONS

      The following discussion describes outstanding loans from the Company to certain of its trust managers and officers. Effective July 29, 2002, the Company ceased offering to its employees and trust managers the option to obtain loans pursuant to the Company's stock and unit incentive plans.

      Loans to Trust Manager for Exercise of Options. As of November 26, 1999, the Company had loaned to Mr. Frank, an independent trust manager of the Company, an aggregate of $398,889.40, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Frank used the proceeds of the loans, together with an aggregate of $187.00 in cash, to acquire an aggregate of 26,200 Common Shares pursuant to the exercise of 26,200 Stock Options that were granted to him under the 1994 Plan and the 1995 Plan. Mr. Frank's loans are secured by an aggregate of 26,200 Common Shares that Mr. Frank owns. The loans to Mr. Frank are due and payable in one installment on July 28, 2012. From January 1, 2003 through July 28, 2003, the interest rate on Mr. Frank's loans was 2.81% per year. On July 29, 2003, Mr. Frank elected, pursuant to the terms of the loans, to fix the interest rate for each of the loans at the Applicable Federal Rate ("AFR") published by the Internal Revenue Service and applicable for a loan with a term equal to the remaining term of the loan, or 2.52% per year. As of April 28, 2004, no accrued interest due and payable was outstanding on Mr. Frank's loans.

      Loans to Officers for Exercise of Options and Plan Unit Options. Effective November 4, 1999, the Company loaned $26,272,631.46 to John C. Goff, on a recourse basis, pursuant to the 1994 Plan, the 1995 Plan and the Unit Plan. Mr. Goff used the proceeds of the loan, together with $4,452.04 in cash, to acquire an aggregate of 445,204 Common Shares pursuant to the exercise of 445,204 Stock Options that were granted to him under the 1995 Plan and 571,428 Operating Partnership Units pursuant to the exercise of 571,428 Plan Unit Options that were granted to him pursuant to the Unit Plan. Mr. Goff's loan is secured by 400,000 Common Shares, 300,000 shares of restricted stock and 1,500,000 Unit Options that Mr. Goff owns. Mr. Goff has assigned the dividends that he will receive on the 300,000 shares of restricted stock to payment of future interest due on his loan. In addition, Mr. Goff is required to use the net proceeds from the sale of any of the 300,000 shares of restricted stock or the 1,500,000 Units underlying the 1,500,000 Unit Options to pay down the amount of his loan.

      As of January 31, 2002, the Company had loaned to David M. Dean an aggregate of $2,538,777.00, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Dean used the proceeds of the loans, together with $1,473.00 in cash, to acquire an aggregate of 147,300 Common Shares pursuant to the exercise of 147,300 Stock Options that were granted to him under the 1994 Plan and the 1995 Plan. Mr. Dean's loans are secured by an aggregate of 147,300 Common Shares that Mr. Dean owns.

      As of January 31, 2002, the Company had loaned to Theresa E. Black, Mr. Dean's spouse and Vice President, Tax, of the General Partner, an aggregate of $524,857.50, on a recourse basis, pursuant to the 1995 Plan. Ms. Black used the proceeds of the loans, together with $330.00 in cash, to acquire an aggregate of 33,000 Common Shares pursuant to the exercise of 33,000 Stock Options that were granted to her under the 1995 Plan. Ms. Black's loans are secured by an aggregate of 33,000 Common Shares that Ms. Black owns.

      As of July 24, 2002, the Company had loaned to Jerry R. Crenshaw, Jr. an aggregate of $1,875,237.00, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Crenshaw used the proceeds of the loans, together with $1,188.00 in cash, to acquire an aggregate of 118,800 Common Shares pursuant to the exercise of 118,800 Stock Options that were granted to him on under the 1994 Plan and the 1995 Plan. Mr. Crenshaw's loans are secured by an aggregate of 118,800 Common Shares that Mr. Crenshaw owns.

      As of July 23, 2002, the Company had loaned to John L. Zogg, Jr. an aggregate of $2,779,043.00, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Zogg used the proceeds of the loans, together with $1,582.00 in cash, to acquire an aggregate of 158,200 Common Shares pursuant to the exercise of 133,200 Stock

Options that were granted to him under the 1994 Plan, and the 1995 Plan. On June 7, 2001, Mr. Zogg sold 100 of the Common Shares and used the proceeds (in the amount of $1,618.75) to reduce the principal amount of one of the loans to $635,471.25, reducing the aggregate amount outstanding on such date to $2,777,424.25. On July 1, 2001, Mr. Zogg paid the Company in full for the principal balance and interest due on a second loan (an aggregate of $215,711.70), reducing the aggregate amount outstanding as of July 23, 2002 to $2,570,431.25. Mr. Zogg's loans are secured by an aggregate of 144,900 Common Shares that Mr. Zogg owns.

      As of April 17, 2001, the Company had loaned to Dennis H. Alberts $1,083,150.00, on a recourse basis, pursuant to the 1995 Plan. Mr. Alberts used the proceeds of the loan, together with $600.00 in cash, to acquire 60,000 Common Shares pursuant to the exercise of 60,000 Stock Options under the 1995 Plan. Mr. Albert's loan is secured by 60,000 Common Shares that Mr. Alberts owns.

      Each of the loans to Mr. Goff, Mr. Dean, Ms. Black, Mr. Crenshaw, Mr. Zogg and Mr. Alberts are due and payable in one installment on July 28, 2012. From January 1, 2003 through July 28, 2003, the interest rate on each of the loans was 2.81% per year. On July 29, 2003, each of the executive officers elected, pursuant to the terms of the loans, to fix the interest rate for each of the loans at the AFR applicable for a loan with a term equal to the remaining term of the loan, or 2.52% per year. As of April 28, 2004, no accrued interest due and payable was outstanding on any of these loans.

TRANSACTIONS WITH COPI

      Management and General Business Relationships. In April 1997, the Company established Crescent Operating, Inc. ("COPI") to be the lessee and operator of certain assets to be acquired by the Company. Subsidiaries of COPI became lessees of eight of the Company's hotel and resort properties and acquired the voting interests in three of the Company's residential development corporations. In addition, the Company made loans to COPI under a line of credit and various term loans.

      Messrs. Rainwater and Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of the Company and, until February 14, 2002, were also, respectively, the Chairman of the Board and the Vice Chairman of the Board of COPI. In addition, Mr. Goff serves as the Chief Executive Officer of the Company and the General Partner and as the sole director of the General Partner and, until February 14, 2002, also served as Chief Executive Officer of COPI. Messrs. Frank and Rowsey are members of the Board of the Company and, until their resignations on February 14, 2002, were members of the board of directors of COPI. As of March 31, 2004, Messrs. Rainwater and Goff beneficially owned an aggregate of approximately 12.3% of the outstanding common stock of COPI through their aggregate ownership of 1,331,105 shares of COPI common stock, excluding shares underlying vested options.

      Reorganization Transactions. On February 14, 2002, pursuant to an agreement (the "Agreement") with COPI, the Company acquired COPI's lessee interests in the eight hotel and resort properties and the voting interests in three residential development corporations and other assets. In consideration of these transfers, COPI's rent and debt obligations to the Company were reduced.

      Pursuant to the terms of the Agreement, the Company and COPI are jointly seeking to have a pre-packaged bankruptcy plan for COPI, reflecting the terms of the Agreement, approved by the bankruptcy court. Under the Agreement, the Company has agreed to provide approximately $14.0 million to COPI in the form of cash and Common Shares of the Company to fund costs, claims and expenses relating to the bankruptcy and related transactions, and to provide for the distribution of the Company's Common Shares to the COPI stockholders. The Company has also agreed, however, that it will issue Common Shares with a minimum dollar value of approximately $2.2 million to the COPI stockholders, even if it would cause the total costs, claims and expenses that it pays to exceed $14.0 million. Since February 15, 2002, the Company has loaned to COPI, or paid directly on COPI's behalf, approximately $13.0 million to fund costs, claims and expenses through March 31, 2004 relating to the bankruptcy and related transactions.

      In addition, the Company has agreed to use commercially reasonable efforts to assist COPI in arranging COPI's repayment of its $15.0 million obligation to Bank of America, together with any accrued interest. The

Company expects to form and capitalize a new entity ("Crescent Spinco") to be owned by the shareholders of the Company. Crescent Spinco then would purchase COPI's interest in AmeriCold Logistics, LLC ("AmeriCold Logistics") for between $15.0 million and $15.5 million. COPI has agreed that it will use the proceeds of the sale of the AmeriCold Logistics interest to repay Bank of America in full.

      COPI obtained the loan from Bank of America primarily to participate in investments with the Company. At the time COPI obtained the loan, Bank of America required, as a condition to making the loan, that Messrs. Rainwater, and Goff, enter into a support agreement with COPI and Bank of America. Pursuant to the support agreement, Messrs. Rainwater and Goff agreed to make additional equity investments in COPI if COPI defaulted on payment obligations under its line of credit with Bank of America and if the net proceeds of an offering of COPI securities were insufficient to allow COPI to repay Bank of America in full.

      Previously, the Company held a first lien security interest in COPI's entire membership interest in AmeriCold Logistics. REIT rules prohibit the Company from acquiring or owning the membership interest that COPI owns in AmeriCold Logistics. Under the Agreement, the Company agreed to allow COPI to grant Bank of America a first priority security interest in the membership interest and to subordinate its own security interest to that of Bank of America.

      On March 6, 2003, the COPI stockholders voted to approve the COPI bankruptcy plan. On March 10, 2003, COPI filed the plan under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. If the plan is approved by the bankruptcy court, the holders of COPI's common stock will receive Common Shares of the Company. As stockholders of COPI, Mr. Rainwater and Mr. Goff will also receive Common Shares of the Company. Pursuant to the COPI bankruptcy plan, the current and former directors and officers of COPI and the current and former trust managers and officers of the Company also have received a release from COPI of liability for any actions taken prior to February 14, 2002, and, depending on various factors, will receive certain liability releases from COPI and its stockholders.

      Completion and effectiveness of the pre-packaged bankruptcy plan for COPI is contingent upon a number of conditions, including the approval of the plan by certain of COPI's creditors and the confirmation of the plan by the bankruptcy court.

Other

      Since June 1999, the Company has contributed approximately $23.8 million to DBL Holdings, Inc. ("DBL"). The contribution was used by DBL to make an equity contribution to DBL-ABC, Inc., a wholly owned subsidiary of DBL, which committed to purchase an affiliated partnership interest representing a 12.5% interest in G2 Opportunity Fund, LP ("G2"). G2 was formed for the purpose of investing in commercial mortgage backed securities and other commercial real estate investments and is managed and controlled by an entity (the "G2 General Partner") that is owned equally by Goff-Moore Strategic Partners, L.P. ("GMSP") and GMAC Commercial Mortgage Corporation. The G2 General Partner is entitled to an annual asset management fee. Additionally, the G2 General Partner has a 1% interest in profits and losses of G2 and, after payment of specified amounts to partners, a promoted interest based on payments to unaffiliated limited partners. As an affiliated limited partner, DBL-ABC, Inc.'s returns are not impacted by the G2 General Partner's promoted interest. As of December 31, 2003, DBL-ABC, Inc. has received approximately $20.9 million cumulative distributions and recognized approximately $10.0 million cumulative net income bringing the investment balance to approximately $13.3 million.

      The ownership structure of GMSP consists of an approximately 86% limited partnership interest owned directly and indirectly by Richard E. Rainwater, Chairman of the Board of Trust Managers of the Company, and an approximately 14% general partnership interest, of which approximately 6% is owned by Darla Moore, who is married to Mr. Rainwater, and approximately 6% is owned by John C. Goff, Vice-Chairman of the Company's Board of Trust Managers and Chief Executive Officer of the Company. The remaining approximately 2% general partnership interest is owned by unrelated parties. The Company reimbursed GMSP for the part-time services of an accountant in the amount of $128,353 for 2003.

      On January 2, 2003, the Company purchased the remaining 2.56% economic interest, representing 100% of the voting stock, in DBL from Mr. Goff. Total consideration paid for Mr. Goff's interest was $0.4 million. The

Board of Trust Managers of the Company, including all the independent trust managers, approved the transaction based in part on an appraisal of the assets of DBL by an independent appraisal firm. As a result of this transaction, DBL is wholly-owned by the Company.

----------------------

      Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.

                                OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Company's officers, trust managers and persons who own more than 10% of the Company's Common Shares or the Company's Series A Preferred Shares to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the SEC and the New York Stock Exchange. The SEC rules also require such officers, trust managers and 10% holders to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its officers, trust managers and 10% shareholders were complied with for the fiscal year ended December 31, 2003, except that (i) each of Messrs. Frank, Quinn, Rowsey, Stallings and Worrell filed on an untimely basis one Statement of Changes in Beneficial Ownership on Form 4 ("Form 4") reporting an annual grant of stock options for service as trust managers who are not also officers of the Company, (ii) Jane B. Page failed to report on a timely basis one Annual Statement of Changes in Beneficial Ownership on Form 5 ("Form 5") reporting a disposition of shares by gift in 2002 but such transaction was subsequently reported on a Form 5 for the fiscal year ended December 31, 2003, and (iii) each of Jerry R. Crenshaw, Jr., and David M. Dean filed on an untimely basis one Form 4 reporting one transaction.

SHAREHOLDER PROPOSALS FOR THE COMPANY'S 2005 ANNUAL MEETING OF SHAREHOLDERS

      Shareholders who intend to submit proposals for consideration at the Company's 2005 annual meeting of shareholders must submit such proposals to the Company no later than January 28, 2005, in order to be considered for inclusion in the proxy statement and form of proxy that the Board of Trust Managers will distribute in connection with that meeting. Shareholder proposals should be submitted to David M. Dean, Executive Vice President, Law and Administration, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

      Under the Bylaws, a shareholder must comply with certain procedures to nominate persons for election to the Board of Trust Managers or to propose other business to be considered at an annual meeting of shareholders. These procedures provide that shareholders desiring to make nominations for trust managers and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than 70 days nor more than 90 days prior to the anniversary of the preceding year's annual meeting of shareholders. In the case of proposals for the 2005 annual meeting of shareholders, the Secretary of the Company must receive notice of any such proposal no earlier than March 30, 2005, and no later than April 19, 2005 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by January 28, 2005). Generally, such shareholder notice must set forth (i) as to each nominee for trust manager, all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of trust managers under the proxy rules of the Commission; (ii) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in that business of such shareholder; and (iii) as to the shareholder, (a) the name and address of the shareholder, (b) the class or series and number of shares of beneficial interest of the Company that the shareholder owns beneficially and of record, and (c) the date(s) upon which the shareholder acquired ownership of such shares. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements that the Bylaws impose shall be disregarded. A copy of the Bylaws may be obtained, without charge, upon written request to David

M. Dean, Executive Vice President, Law and Administration, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

      In addition, the form of proxy that the Board of Trust Managers will solicit in connection with the Company's 2005 annual meeting of shareholders will confer discretionary authority to vote on any proposal, unless the Secretary of the Company receives notice of that proposal no earlier than March 30, 2005, and no later than April 19, 2005, and the notice complies with the other requirements described in the preceding paragraph.

                                                                      APPENDIX A

                 AUDIT COMMITTEE OF THE BOARD OF TRUST MANAGERS

                                     CHARTER

I.    PURPOSE

      The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Trust Managers (the "Board") in fulfilling its oversight responsibilities relating to: (a) the integrity of the financial reports and other financial information provided by Crescent Real Estate Equities Company (the "Company") to the public; (b) the Company's compliance with legal and regulatory requirements; (c) the systems of internal controls which management has established; (d) the performance of the Company's internal audit function; (e) the independence, qualifications and performance of the Company's independent auditor; (f) the Company's auditing, accounting and financial reporting processes generally; and (g) the other duties set forth in this Charter and such other responsibilities as may be delegated to the Committee by the Board from time to time. The Committee is responsible for appointment, retention or dismissal, compensation and oversight of the Company's independent auditors and internal auditors who shall report directly to the Committee and are ultimately accountable to the Board and the Committee. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

II.   COMPOSITION

      The Committee shall be composed of three or more trust managers as determined by the Board, each of whom shall be "independent," as such term is defined or construed from time to time in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"), the New York Stock Exchange's Listed Company Manual (the "NYSE Manual") and other laws and regulations applicable to the Company and the Committee. In addition, all members of the Committee must possess the requisite financial knowledge and accounting or related financial management experience to fulfill their duties, and the Committee shall endeavor to include in its membership at least one member that qualifies as an "audit committee financial expert" as that term is defined or construed from time to time in the Exchange Act, the NYSE Manual and other laws and regulations applicable to the Company and the Committee. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

      Prior to approving a trust manager's appointment to the Committee, the Board shall have determined, upon the advice of the Governance Committee of the Company ("Governance Committee"): (a) that such trust manager satisfies the foregoing independence requirements as well as any additional independence requirements established from time to time by the Governance Committee in the Company's Corporate Governance Policy; (b) in the exercise of its business judgment, that such trust manager has the requisite financial and accounting knowledge to serve on the Committee; and (c) whether such trust manager qualifies as an "audit committee financial expert."

      No member of the Committee shall simultaneously serve on the audit committee of more than three public companies (including service on the Audit Committee of the Company) unless the Board has made a determination that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

      The Board, after consultation with the Chief Executive Office of the Company ("CEO") and upon the recommendation of the Governance Committee, shall determine which trust managers should serve on the Committee and who shall serve as chairman of the Committee. In addition, from time to time as it sees fit, the Board, after consultation with the CEO and upon the recommendation of the Governance Committee, shall remove trust managers from the Committee or appoint additional trust managers to the Committee. If a chairman is not elected by the Board, the members of the Committee may designate a chairman by majority vote of the full Committee.

III.  COMPENSATION

      The chairman of the Committee and each member of the Committee shall be entitled to compensation for being the chairman or member of the Committee, as applicable, and for meeting attendance as such fees are established from time to time by the Board. Each member of the Committee shall be entitled to be reimbursed for reasonable out-of-pocket expenses incurred by such member in attending meetings of the Committee and in performing his/her duties as a member of the Committee. No member of the Committee shall receive from the Company any compensation other than his or her fees for serving as a trust manager and a member of the Committee or any other committee of the Board.

IV.   MEETINGS

      The Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate sessions to discuss any matters that the Committee or either of these groups believe should be discussed privately.

      Meetings of the Committee shall be called by the Secretary of the Company in accordance with the schedule of meetings established by the Committee for a particular year. In addition, meetings of the Committee shall be called by the Secretary of the Company upon the request of the chairman of the Committee, the CEO, the Company's President or the Company's Chief Financial Officer or a majority of the members of the Committee. Notice of any meeting of Committee shall be given in accordance with the notice periods set forth in the Bylaws of the Company for meetings of the Board and its committees.

      The provisions set forth in the Company's Bylaws for meetings of the Board and its committees shall govern the quorum and voting requirements for all meetings of the Committee.

      The Committee shall be required to keep a record of its actions and proceedings and shall report to the Board at the next meeting of the Board following the Committee meeting with such report to include recommendations for Board actions when appropriate.

      As necessary or desirable, the chairman of the Committee may request that members of management, independent consultants, and representatives of the independent auditors be present at meetings of the Committee.

V.    RESPONSIBILITIES AND DUTIES

      The Committee's specific powers and responsibilities in carrying out its oversight role are delineated in the Audit Committee Powers and Responsibilities Checklist. The checklist will be updated annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. As the compendium of Committee powers and responsibilities, the most recently updated checklist will be considered to be an addendum to this charter.

This charter, including the most recently updated Audit Committee Powers and Responsibilities Checklist, shall be made available on the Company's website at www.crescent.com

Last revised: June 2, 2003

--------------------------------------------------------------------------------

                                      PROXY

                      CRESCENT REAL ESTATE EQUITIES COMPANY

                     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  June 28, 2004

             THIS PROXY IS SOLICITED BY THE BOARD OF TRUST MANAGERS

The undersigned hereby appoints John C. Goff and David M. Dean, and each of them, as proxies, with full power of substitution in each, to vote all common shares of beneficial interest of Crescent Real Estate Equities Company (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on June 28, 2004, at 10:00 a.m., Central Daylight Saving Time, and any adjournment thereof, on all matters set forth on the Notice of Annual Meeting and Proxy Statement, dated May 28, 2004, a copy of which has been received by the undersigned, as follows on the reverse side.


         Address Changes/Comments:
                                    --------------------------------------------

         -----------------------------------------------------------------------

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)


SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

(CRESCENT LOGO)                     VOTE BY INTERNET - www.proxyvote.com
777 MAIN STREET                     Use the Internet to transmit your voting
SUITE 2100                          instructions and for electronic delivery of
FORT WORTH, TX 76102                information up until 11:59 P.M. Eastern Time
                                    the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

                                    VOTE BY MAIL
                                    Mark, sign and date your proxy card and
                                    return it in the postage-paid envelope we've provided or return to Crescent Real Estate Equities Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.






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
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:       X                              KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY
                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
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
CRESCENT REAL ESTATE EQUITIES COMPANY

   THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO
   DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS
   1 AND 2.
                                                                            FOR   WITHHOLD   FOR ALL   TO WITHHOLD AUTHORITY TO VOTE
   Vote On Directors                                                        ALL      ALL     EXCEPT    FOR ANY INDIVIDUAL NOMINEE,
                                                                                                       MARK "FOR ALL EXCEPT" AND
                                                                                                       WRITE THE NOMINEE'S NAME ON
   1.  To elect Dennis H. Alberts and Terry N. Worrell as Trust Managers    [ ]      [ ]       [ ]     THE LINE BELOW.
       to serve three-year terms
                                                                                                       -----------------------------


   Vote On Proposal                                                                                           For   Against  Abstain

   2.  To approve the appointment of Ernst & Young LLP as the independent auditors of the Company for the
       fiscal year ending December 31, 2004.                                                                  [ ]     [ ]      [ ]

Other Matters: The proxies will have discretion to vote upon such other matters as may come before the Meeting in such manner as they determine to be in the best interest of the Company.


For address changes and/or comments, please check this box
and write them on the back where indicated                          [ ]

IMPORTANT: Please mark the Proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage paid envelope. Joint owners should each sign personally.
Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity:


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Signature [PLEASE SIGN WITHIN BOX]   Date                          Signature (Joint Owners)              Date
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